Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 7, 2014

STRATEGIC HOTELS & RESORTS REPORTS FIRST QUARTER 2014
FINANCIAL RESULTS

Strong operating results lead to 19.5% increase in Comparable EBITDA and 220 basis points of
EBITDA margin expansion

CHICAGO - May 7, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the first quarter ended March 31, 2014.

($ in millions, except per share and operating metrics)	First Quarter
Earnings Metrics	2014	2013	%
Net income/(loss) attributable to common shareholders	$217.2	$(23.4)	N/A
Net income/(loss) per diluted share	$0.97	$(0.12)	N/A
Comparable funds from operations (Comparable FFO) (a)	$12.2	$2.3	435.8%
Comparable FFO per diluted share (a)	$0.06	$0.01	500.0%
Comparable EBITDA (a)	$41.2	$34.5	19.5%

Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$284.66	$270.76	5.1%
Occupancy	68.8%	68.1%	0.7	pts
Revenue per Available Room (RevPAR)	$195.96	$184.41	6.3%
Total RevPAR	$384.39	$352.05	9.2%
EBITDA Margins	20.2%	18.0%	220	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income/(loss) to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Total United States portfolio (see Portfolio Definitions later in this press release).

“Our first quarter was highly productive from both an operating and transaction perspective,” noted Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc.  “We experienced 6.3 percent RevPAR growth, which would have been approximately 9 percent when adjusted for displacement for several room renovation projects, and total RevPAR increased 9.2 percent on the strength of ancillary group revenue during the quarter. In addition, the Company executed the sale of both the Four Seasons Punta Mita Resort and the Marriott London Grosvenor Square hotel, and redeployed the capital to redeem the Series A preferred stock, acquire the remaining 50% joint venture interest in the Fairmont Scottsdale Princess resort and reduce outstanding debt by approximately $190 million.  We are extremely pleased with the results of the quarter and are increasing our guidance range for Total RevPAR growth to reflect the strength in non-rooms spending and raising our Comparable FFO per share guidance range to reflect our recent balance sheet activity. All other guidance ranges are being maintained,” summarized Gellein.

First Quarter Highlights

▪	Total consolidated revenues were $194.7 million in the first quarter of 2014, a 7.4 percent increase over the prior year period.

▪
Total United States portfolio RevPAR increased 6.3 percent in the first quarter of 2014, driven by a 5.1 percent increase in ADR and a 0.7 percentage point increase in occupancy compared to the first quarter of 2013. Total RevPAR increased 9.2 percent between periods with non-rooms revenue increasing by 12.0 percent between periods.

▪	Total United States portfolio EBITDA margins expanded 220 basis points in the first quarter of 2014, compared to the first quarter of 2013.

▪	Comparable FFO was $0.06 per diluted share in the first quarter of 2014, compared with $0.01 per diluted share in the prior year period, a 500.0 percent increase over the prior year period.

▪	Comparable EBITDA was $41.2 million in the first quarter of 2014, compared with $34.5 million in the prior year period, a 19.5 percent increase between periods.

▪
Net income attributable to common shareholders was $217.2 million, or $0.97 per diluted share, in the first quarter of 2014, compared with net loss attributable to common shareholders of $23.4 million, or $0.12 per diluted share, in the first quarter of 2013. This increase included $233.9 million in gains from asset sales, net of taxes, and the consolidation of an affiliate during the quarter.

▪
Group occupied room nights in the Total United States portfolio increased 6.3 percent, offsetting a 3.7 percent decrease in transient occupied room nights, in the first quarter of 2014 compared to the first quarter of 2013. Group ADR increased 2.8 percent and transient ADR increased 7.3 percent compared to the first quarter of 2013.

▪
Group room nights currently booked for 2014 are 5.3 percent higher compared to room nights booked for 2013 at the same time last year, with rates 3.2 percent higher, resulting in an 8.7 percent RevPAR increase.

Preferred Equity Dividends & Redemption
On March 3, 2014, the Company’s board of directors declared a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock paid on March 31, 2014 to shareholders of record as of the close of business on March 14, 2014 and a quarterly dividend of $0.51563 per share of 8.25 percent Series C Cumulative Redeemable Preferred Stock paid on March 31, 2014 to shareholders of record as of the close of business on March 14, 2014.
On April 3, 2014, the Company completed the redemption of all of the outstanding 4,148,141 shares of its 8.50 percent Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”). The Series A Preferred Shares were redeemed at par value of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.54896 per share, for a total redemption cost of $105,980,688. The redemption of the Series A Preferred Shares eliminated approximately $6.5 million in dividend payments in 2014 and $8.8 million of dividend payments on an annual basis.
Transaction Activity
On February 28, 2014, the Company closed on the sale of the Four Seasons Punta Mita Resort and adjacent La Solana land parcel for $200.0 million. The Company used the net proceeds after taxes to redeem the Series A Preferred Shares and reduce indebtedness under its revolving credit facility.
On March 31, 2014, the Company closed on the sale of the Marriott London Grosvenor Square hotel for £125.15 million ($207.7 million), or approximately £528,000 per key ($877,000). Net proceeds from the transaction totaled approximately £57.9 million ($96.2 million), after the repayment of property-level net debt of £67.3 million ($112.2 million).

Also on March 31, 2014, the Company closed on the acquisition of the remaining 50 percent ownership interest in the Fairmont Scottsdale Princess resort for approximately $90.6 million, representing a net purchase price of approximately $288.0 million, or $440,000 per key.
Subsequent Events
On April 21, 2014, the Company paid $22.7 million to terminate its $400.0 million notional value interest rate swap portfolio, which will reduce cash interest expense by approximately $11.5 million in 2014. The swap portfolio had a weighted average LIBOR interest rate of 5.09 percent. As a result of the swap terminations, the Company will record $8.9 million of non-cash interest expense in the last nine months of the year related to the amortization of the swaps’ remaining Other Comprehensive Income (“OCI”) balance. This non-cash interest expense will be added back for purposes of reporting Comparable FFO and Comparable FFO per fully diluted share and is reflected in the Company’s revised guidance ranges.
On April 25, 2014, the Company closed on a new $300.0 million stock secured credit facility with an accordion feature allowing for additional borrowing capacity up to $400.0 million. The facility’s interest rate is based upon a leverage-based pricing grid ranging from LIBOR plus 175 basis points to LIBOR plus 250 basis points. The initial pricing is LIBOR plus 200 basis points, representing a 75 basis point decline from the Company’s previous credit facility.
2014 Guidance
Based on the results of the first quarter of 2014 and current forecasts for the remainder of the year, management is maintaining its guidance ranges for full year 2014 RevPAR growth, EBITDA margin expansion and Comparable EBITDA, and increasing its guidance range for full year 2014 Total RevPAR growth and Comparable FFO per fully diluted share.
For the full-year ending December 31, 2014, the Company is providing the following guidance ranges:

Guidance Metrics	Previous Range	Revised Range
RevPAR	5.0% - 7.0%	5.0% - 7.0%
Total RevPAR	4.5% - 6.5%	5.0% - 7.0%
EBITDA Margin expansion	120 - 200 basis points	120 - 200 basis points
Comparable EBITDA	$210M - $230M	$210M - $230M
Comparable FFO per diluted share	$0.50 - $0.60	$0.57 - $0.67

Portfolio Definitions
Total United States portfolio hotel comparisons for the first quarter of 2014 are derived from the Company’s hotel portfolio at March 31, 2014, consisting of all 15 properties located in the United States, including unconsolidated joint ventures.

Earnings Call

The Company will conduct its first quarter 2014 conference call for investors and other interested parties on Thursday, May 8, 2014 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 800.299.9086 (toll international: 617.786.2903 with passcode 15895989. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://edge.media-server.com/m/p/wznf5ahg/lan/en 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 2 p.m. ET on May 8, 2014 through 11:59 p.m. ET on May 15, 2014. To access the replay, 888.286.8010 (toll international: 617.801.6888) with passcode 76977708.  A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results. This supplemental data is considered an integral part of this earnings release. These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,862 rooms and 835,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, or Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2014 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$221.4	$241.4
Depreciation and Amortization	118.4	118.4
Interest Expense	76.8	76.8
Income Taxes	2.0	2.0
Non-controlling Interests	1.1	1.1
Adjustments from Consolidated Affiliates	(16.1)	(16.1)
Adjustments from Unconsolidated Affiliates	17.2	17.2
Preferred Shareholder Dividends	17.6	17.6
Preferred Stock Redemption Liability	3.7	3.7
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(155.8)	(155.8)
Gain on Consolidation of Affiliate	(78.1)	(78.1)
Other Adjustments	2.0	2.0
Comparable EBITDA	$210.0	$230.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$221.4	$241.4
Depreciation and Amortization	117.5	117.5
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(155.8)	(155.8)
Gain on Consolidate of Affiliate	(78.1)	(78.1)
Non-controlling Interests	0.9	0.9
Adjustments from Consolidated Affiliates	(8.6)	(8.6)
Adjustments from Unconsolidated Affiliates	9.2	9.2
Interest Rate Swap OCI Amortization	8.9	8.9
Preferred Stock Redemption Liability	3.7	3.7
Other Adjustments	1.6	1.6
Comparable FFO	$120.5	$140.5
Comparable FFO per Diluted Share	$0.57	$0.67